Exhibit 99.1

SYNAGEVA BIOPHARMA™ REPORTS POSITIVE TOP-LINE RESULTS FROM PHASE 3 STUDY OF

SEBELIPASE ALFA IN CHILDREN AND ADULTS WITH LAL DEFICIENCY

Phase 3 Study Meets Primary Endpoint and Six Secondary Endpoints Across Multiple Disease-Related Abnormalities

Conference Call and Webcast to be Held Today at 4:30 p.m. EDT

LEXINGTON, Mass., June 30, 2014 — Synageva BioPharma Corp. (Synageva) (NASDAQ:GEVA), a biopharmaceutical company developing therapeutic products for rare diseases, announced today that the global, randomized, double-blind, placebo-controlled Phase 3 ARISE trial of sebelipase alfa in 66 children and adults with lysosomal acid lipase deficiency (LAL Deficiency) met the primary endpoint of normalization of alanine aminotransferase (ALT), a marker of liver injury (p=0.027). In addition, sebelipase alfa significantly improved multiple other disease-related abnormalities as measured by a number of secondary endpoints.

LAL Deficiency patients enrolled in the trial presented with multiple clinically important abnormalities at baseline. Fibrosis and/or cirrhosis was documented in 100% (32/32) of patients who had baseline biopsies even though the median age of patients enrolled in the trial was only 13 years. Dyslipidemia was common at baseline, with a median LDL cholesterol of 204 mg/dl (which is in the very high category of >190 mg/dl), and an abnormally low median HDL cholesterol of 32.5 mg/dl.

Impact on Dyslipidemia. In addition to demonstrating a statistically significant improvement in ALT normalization, sebelipase alfa improved dyslipidemia with statistically significant reductions in LDL cholesterol (p<0.001), non-HDL cholesterol (p<0.001) and triglycerides (p=0.038), as well as a statistically significant increase in HDL cholesterol (p<0.001), all compared with placebo from baseline to the completion of the double-blind treatment period of 20 weeks.

Impact on Other Liver Abnormalities. Statistically significant improvements were also seen in AST normalization (p<0.001) and in liver fat fraction as assessed by multi-echo gradient echo (MEGE) magnetic resonance imaging (MRI) (p<0.001). Paired liver biopsies at baseline and at 20 weeks were available in 26/66 patients. Of these, 63% of patients treated with sebelipase alfa (10/16) had improvement in hepatic steatosis compared to 40% of patients on placebo (4/10). This difference did not reach statistical significance. Although the hierarchical fixed-sequence testing statistical methodology did not allow for a formal assessment of the remaining secondary endpoint, decreased liver volume as assessed by MRI was observed with sebelipase alfa compared with placebo.

Sebelipase Alfa Safety Overview. The sebelipase alfa and placebo arms had a similar number of patients with reported adverse events. Most adverse events during the double-blind treatment period were mild in nature and unrelated to sebelipase alfa. The adverse events occurring in three or more sebelipase alfa treated patients, and which occurred more commonly in treated than placebo patients, were headache (28% versus 20%), pyrexia or body temperature increased (25% versus 23%), oropharyngeal pain (17% versus 3%), nasopharyngitis (11% versus 10%), abdominal pain (8% versus 3%), constipation (8% versus 3%), nausea (8% versus 7%) and asthenia (8% versus 3%). One patient discontinued from the double-blind portion of the clinical trial. This patient experienced a serious adverse event described as an atypical infusion related reaction following treatment with sebelipase alfa. Four patients in the placebo arm and two patients in the sebelipase alfa arm experienced infusion associated reactions during the double-blind portion of the study.

“This global Phase 3 study in children and adults with LAL Deficiency builds upon our earlier insights into both the manifestations of the disease and the impact of sebelipase alfa. The results from this controlled trial demonstrate the effects of sebelipase alfa on a broad range of disease-related abnormalities and are consistent with the ability of enzyme replacement therapy to address the root cause of the disease. We look forward to providing further details of the study at a future medical conference,” said Anthony Quinn, MBChB, PhD, FRCP, Executive Vice President and Chief Medical Officer at Synageva.

“The positive Phase 3 results with sebelipase alfa are an important step forward for patients and families affected by LAL Deficiency,” said Sanj K. Patel, President and Chief Executive Officer at Synageva. “We will continue to build towards a sustainable and generational company that is committed to helping patients with rare and devastating diseases.”

Clinical Trial Design. The ARISE (Acid Lipase Replacement Investigating Safety and Efficacy) trial enrolled 66 children and adults with LAL Deficiency. Patients enrolled in the trial were randomized on a one-to-one basis to every other week infusions of sebelipase alfa (1 mg/kg) or placebo for the double-blind treatment period of 20 weeks. Details of the Phase 3 ARISE trial will be submitted to a future medical conference and for publication.

Together with safety and efficacy data from the Phase 2/3 study in infants with rapidly progressive LAL Deficiency, in which six of the nine infants enrolled met the primary endpoint of survival to 12 months of age, data from this Phase 3 study in children and adults will be used to support global submissions for product registration. Synageva continues to plan to complete submission of a Biologic License Application (BLA) to the U.S. Food & Drug Administration (FDA) and a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) for sebelipase alfa for the treatment of LAL Deficiency by the end of the first quarter of 2015.

Conference call details

Synageva’s management team will host a conference call today at 4:30 p.m. EDT to review the top-line results. To participate in today’s call by telephone, please dial (877) 445-4603 for U.S. callers or (443) 295-9270 for International callers. In addition, the conference call will be webcast live from the “Webcasts & Presentations” section of the Investor Relations tab on the home page of Synageva’s website at www.synageva.com.

Sebelipase alfa for LAL Deficiency

LAL Deficiency is a rare autosomal recessive lysosomal storage disease caused by a marked decrease in LAL enzyme activity. LAL Deficiency presenting in children and adults, historically called Cholesteryl Ester Storage Disease (CESD), is an underappreciated cause of cirrhosis and accelerated atherosclerosis. These complications are due to the buildup of fatty material in the liver, blood vessel walls and other tissues as a result of the decreased LAL enzyme activity. Infants presenting with LAL Deficiency, historically called Wolman disease, show very rapid progression with death, usually in the first six months of life. Affected infants develop severe liver complications, malabsorption, and growth failure.

Sebelipase alfa is a recombinant form of the human LAL enzyme being developed by Synageva as an enzyme replacement therapy for LAL Deficiency. Synageva is evaluating sebelipase alfa in global Phase 3 clinical trials in infants, children and adults with LAL Deficiency. Sebelipase alfa has been granted orphan designation by the FDA, the EMA, and the Japanese Ministry of Health, Labour and Welfare. Additionally, sebelipase alfa received fast track designation by the FDA, and Breakthrough Therapy designation by the FDA for LAL Deficiency presenting in infants.

Synageva routinely posts information that may be important to investors in the “Investor Relations” section of the company’s website at www.synageva.com. Synageva encourages investors and potential investors to consult this website regularly for important information about the company.

Further information regarding Synageva is available at www.synageva.com.

Forward-Looking Statements

This news release contains “forward-looking statements”. Such statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “intend,” “believe,” “may,” “will,” “estimate,” “forecast,” “project,” or words of similar meaning. These forward-looking statements address, among other matters, our plans to submit the Phase 3 ARISE results for future publication and our plans and timing to submit sebelipase alfa for regulatory approval. Many factors may cause actual results to differ materially from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties some of which are known, including, unanticipated delays in our submission timelines, risk that the outcomes of our clinical trials may not support registration or further development of our product candidates due to safety, efficacy or other reasons, the content and timing of decisions by the U.S. Food and Drug Administration and other regulatory authorities, and the risks identified under the heading “Risk Factors” in Synageva’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on May 1, 2014 and other filings Synageva periodically makes with the SEC, and others of which are not known. Preclinical and clinical trial data are subject to differing interpretations, and regulatory agencies, as well as medical and scientific experts, may not share Synageva’s views regarding this data or its implications. Synageva may encounter problems or delays in the regulatory process. No forward-looking statement is a guarantee of future results or events, and investors should avoid placing undue reliance on such statements. Synageva undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

“Dedicated to Rare Diseases®” is a registered trademark of Synageva. “Synageva BioPharma™” is a trademark of Synageva BioPharma Corp.

Contact for Synageva:

Matthew Osborne

Tel: (781) 357-9947

matthew.osborne@synageva.com